                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
[_] Preliminary Proxy Statement              RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                                THE GAP, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

   (2) Aggregate number of securities to which transaction applies:

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   (4) Proposed maximum aggregate value of transaction:

   (5) Total fee paid:

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

   (2) Form, Schedule or Registration Statement No.:

   (3) Filing Party:

   (4) Date Filed:

Notes:

                                     LOGO

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 20, 1997

To Our Stockholders:

  The Annual Meeting of Stockholders of The Gap, Inc. will be held at the Town Hall of the Delancey Street Foundation, 600 The Embarcadero, San Francisco, California, on Tuesday, May 20, 1997 at 1:30 P.M., for the following purposes:

    1. To elect a Board of Directors;

    2. To consider and act upon the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending on January 31, 1998; and

    3. To transact such other business as may properly come before the meeting.

  The foregoing items of business are more fully described in the Proxy Statement following this Notice.

  Only stockholders of record at the close of business on March 24, 1997, are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

  A copy of the Company's annual report is being mailed with this proxy statement to stockholders entitled to notice of this meeting.

                                       By Order of the Board of Directors,

                                       /s/ANNE B. GUST
                                       ---------------
                                       Anne B. Gust
                                       Secretary

April 21, 1997

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND RETURN
     THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

                        PRINTED ON RECYCLED PAPER  LOGO

                                 THE GAP, INC.

                                 ONE HARRISON
                        SAN FRANCISCO, CALIFORNIA 94105

                                PROXY STATEMENT

  THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE BOARD OF DIRECTORS OF THE GAP, INC. (THE "COMPANY") FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY TO BE HELD ON MAY 20, 1997 AT 1:30 P.M. AT THE TOWN HALL OF THE DELANCEY STREET FOUNDATION IN SAN FRANCISCO, AND AT ANY ADJOURNMENT THEREOF. THIS STATEMENT AND THE ENCLOSED FORM OF PROXY WERE FIRST SENT TO STOCKHOLDERS ON OR ABOUT APRIL 21, 1997.

                                   THE PROXY

  The persons named as proxyholders were selected by the Board of Directors of the Company and are officers of the Company.

  All proxies will be voted, or an abstention or withholding recorded, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted:

  FOR the election of directors nominated by the Board of Directors; and

  FOR the approval of the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending January 31, 1998.

  All expenses in connection with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners, will be paid by the Company. In addition to solicitation by mail, officers, directors and employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, fax or in person.

  A stockholder giving the enclosed proxy may revoke it at any time prior to its exercise by a written revocation delivered to the Company, by a subsequent proxy, or by attending the Annual Meeting and voting in person.

                      VOTING SECURITIES AND VOTING RIGHTS

  The only outstanding voting securities of the Company are its shares of Common Stock, of which 273,698,780 shares were outstanding at the close of business on March 24, 1997. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. Each stockholder is entitled to one vote per share on each matter submitted to the meeting.

  The holders of a majority of the outstanding shares of the Common Stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Election of directors by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election present in person or by proxy.

  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector(s) appointed for the meeting and will determine whether or not a quorum is present. The election inspector(s) will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                        BENEFICIAL OWNERSHIP OF SHARES

  The following table sets forth certain information as of March 24, 1997, to indicate beneficial ownership of the Common Stock of the Company by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock; (ii) each director and nominee and each executive officer named in the Summary Compensation Table; and (iii) all directors and executive officers of the Company, as a group. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

                                                     AMOUNT
                                                  BENEFICIALLY       PERCENT
   NAME OF BENEFICIAL OWNER                          OWNED           OF CLASS
   ------------------------                       ------------       --------
   Adrian D. P. Bellamy..........................       9,000           *
   John G. Bowes.................................     374,400(1)        *
   Millard S. Drexler............................   5,046,200(2)(3)     1.8%
   Donald G. Fisher..............................  65,340,960(4)       23.9%(4)
   Doris F. Fisher...............................  65,340,960(4)       23.9%(4)
   Robert J. Fisher..............................  10,801,828(3)(5)     3.9%
   Lucie J. Fjeldstad............................       2,125(6)        *
   William A. Hasler.............................       4,500(7)        *
   Warren R. Hashagen............................     169,352(3)(8)     *
   John M. Lillie................................      14,000(9)        *
   Richard M. Lyons..............................     274,273(3)(10)    *
   Charles R. Schwab.............................      17,083(11)       *
   Brooks Walker, Jr. ...........................     149,600(12)       *
   John B. Wilson................................      20,300(3)        *
   All directors and executive officers as a
    group (15 persons)...........................  82,272,416          30.1%

-------
  * Indicates ownership of less than 1% of the outstanding shares of the Company's Common Stock.
 (1) Includes 12,000 shares which Mr. Bowes has the right to acquire within 60 days after March 24, 1997 upon exercise of stock options.
 (2) Includes 237,200 shares which Mr. Drexler has the right to acquire within 60 days after March 24, 1997 upon exercise of stock options.
 (3) Includes shares as to which restrictions have not lapsed which were granted under the Company's Management Incentive Restricted Stock Plan and/or the 1996 Stock Option and Award Plan, and/or shares held by the executive officer in his or her retirement account under the GapShare Plan, a retirement plan that qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended.
 (4) Donald G. Fisher and Doris F. Fisher, who are husband and wife, are the founders of the Company, directors, and, respectively, the Chairman of, and a merchandising consultant to, the Company. Their address is the same as that shown for the Company on the first page of this Proxy Statement. In the table shown above, 65,340,960 shares beneficially owned by Donald
     G. Fisher and Doris F. Fisher are reflected as being beneficially owned by each of them; therefore, the number of shares and percentage of class reflected for each of them should not be added in determining the actual number of shares or percentage owned by both of them. Of the shares shown as owned by each of them, 43,436,062 shares, representing 15.9% of the Company's Common Stock, are held as community property. The remainder of the shares are held in various trusts and foundations of which they are trustees. The shares shown as owned by each of them exclude an aggregate of 35,115,072 shares beneficially held by family members, as to which shares Mr. and Mrs. Fisher each disclaim any beneficial interest.
 (5) Includes 147,800 shares which Robert Fisher has the right to acquire within 60 days after March 24, 1997 upon exercise of stock options. Also included are 275,600 shares held jointly by Robert Fisher and his spouse, 31,628 shares owned by his spouse and 48,550 shares held by Robert Fisher as trustee for his nieces and nephews.
 (6) Includes 400 shares held in an Individual Retirement Account for which Ms. Fjeldstad has sole voting and investment power.
 (7) Includes 2,000 shares which Mr. Hasler has the right to acquire within 60 days after March 24, 1997 upon exercise of stock options.
 (8) Includes 54,400 shares which Mr. Hashagen has the right to acquire within 60 days after March 24, 1997 upon exercise of stock options.

 (9) Includes 12,000 shares which Mr. Lillie has the right to acquire within 60 days after March 24, 1997 upon exercise of stock options. Also included are 2,000 shares held under the Lillie Family Living Trust, over which Mr. Lillie and his wife share voting and investment power.
(10) Includes 35,200 shares which Mr. Lyons has the right to acquire within 60 days after March 24, 1997 upon exercise of stock options. Also included are 32,720 shares owned jointly by Mr. Lyons and his spouse, and 2,540 shares held for the benefit of his minor children.
(11) Includes 12,000 shares which Mr. Schwab has the right to acquire within 60 days after March 24, 1997 upon exercise of stock options. Also included are 1,000 shares owned by Mr. Schwab's spouse.
(12) Includes 12,000 shares which Mr. Walker has the right to acquire within 60 days after March 24, 1997 upon exercise of stock options. Also included are 60,000 shares owned by the Brooks Walker, Jr. Charitable Remainder Trust, of which Mr. Walker is the trustee and over which he has sole voting and investment power.
(13) Includes 544,200 shares which certain directors and executive officers have the right to acquire within 60 days after March 24, 1997 upon exercise of stock options.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

                      NOMINEES FOR ELECTION AS DIRECTORS

  All directors were elected at the Annual Meeting held in 1996. Directors will be elected at the Annual Meeting to serve until the next Annual Meeting and until their successors are elected. The Board of Directors proposes to nominate the eleven current directors. In the absence of instructions to the contrary, shares represented by the proxy will be voted for the election of all such nominees to the Board of Directors. The Board of Directors has no reason to believe that any of these nominees will be unable to serve. However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of director as the Board of Directors may recommend in place of such nominee. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                                                                     SERVED AS
  NAME, AGE, PRINCIPAL OCCUPATION DURING PAST FIVE YEARS AND OTHER   DIRECTOR
                            INFORMATION                                SINCE
  ----------------------------------------------------------------   ---------
ADRIAN D. P. BELLAMY, 55l* .........................................   1995
 Director of The Body Shop International, P.L.C., personal care retailer; Director of Gucci Group, NV, luxury accessories and apparel manufacturer and retailer; and Director of Paragon Trade
  Brands, Inc., manufacturer of store brand diapers. Chairman and
  Chief Executive Officer of DFS Group Limited, specialty retailer,
  1983-95.
JOHN G. BOWES, 68l*.................................................   1974
 Chairman of Yakima Products, Inc. since 1994 and Fastrack, Inc.
  since 1995. Chairman of Kransco Group Companies, manufacturer of recreational products, 1962-94.
MILLARD S. DREXLER, 52..............................................   1983
 Chief Executive Officer of the Company since 1995, President of the
  Company since 1987 and Chief Executive Officer of the Gap Division since 1987. Chief Operating Officer of the Company 1993-95; Chief
  Executive Officer of Banana Republic, Inc. 1988-97. Director of
  Williams-Sonoma, Inc., specialty retailer.
DONALD G. FISHER, 68 * +............................................   1969
 Chairman of the Company. Chief Executive Officer from 1969 to 1995.
  Director of The Charles Schwab Corporation, discount securities brokerage; and Director of AirTouch Communications,
  telecommunications company.
DORIS F. FISHER, 65 +...............................................   1969
 Merchandising consultant to the Company.
ROBERT J. FISHER, 42 ++.............................................   1990
 Executive Vice President and Chief Operating Officer of the Company
  since 1995 and 1992-1993. Executive Vice President and Chief
  Financial Officer, 1993-1995. Director of Sun Microsystems, Inc.,
  manufacturer of computer systems.

                                                                      SERVED AS
  NAME, AGE, PRINCIPAL OCCUPATION DURING PAST FIVE YEARS AND OTHER    DIRECTOR
                             INFORMATION                                SINCE
  ----------------------------------------------------------------    ---------
LUCIE J. FJELDSTAD, 53l*.............................................   1995
 President, Video and Networking, Tektronix, Inc., electronics company, since 1995. President, Fjeldstad International, consulting company, from 1993 to 1995. Vice President and General Manager,
  Multimedia, IBM, from 1992 to 1993. Director of KeyCorp Ohio, bank holding company; Director of Entergy Corp. DE, utility holding company; and Director of Bolt Beranek & Newman, Inc., manufacturer of computer support systems.
WILLIAM A. HASLER, 55  *.............................................   1991
 Dean, Haas Graduate School of Business, University of California,
  Berkeley since 1991. Director of Tenera, Inc., information services company; Director of Aphton, Inc., biotechnology pharmaceutical company; Director of Walker Interactive Systems, Inc., software company; and Director of TCSI, communications technology company.
  Governor of the Pacific Stock Exchange.
JOHN M. LILLIE, 60l*.................................................   1992
 Chairman, The Epic Team, bicycle and accessory products, since 1996.
  Chairman and Chief Executive Officer of American President
  Companies, Ltd., transportation company, 1992-1995. Director of
  Consolidated Freightways, Ltd., transportation company; Director of
  The Harper Group, Inc., freight logistics and services company; and
  Director of Walker Interactive Systems, Inc., software company.
CHARLES R. SCHWAB, 59  *.............................................   1986
 Chairman and Chief Executive Officer of The Charles Schwab
  Corporation, discount securities brokerage, since 1986. Director of
  Transamerica Corporation, insurance and financial services company;
  Director of AirTouch Communications, telecommunications company;
  and Director of Siebel Systems, Inc., software company.
BROOKS WALKER, JR., 69  *............................................   1972
 General Partner, Walker Investors, venture capital investment partnership, since 1979. Director of Pope & Talbot, Inc.,
  manufacturer of wood products; and Director of AT&T Capital
  Corporation, equipment leasing and financing company.

-------
   Member of the Audit and Finance Committee.
l  Member of the Compensation and Stock Option Committee.
*  Member of the Corporate Governance Committee.
+  Donald G. Fisher and Doris F. Fisher are husband and wife.
++Robert J. Fisher is the son of Donald G. and Doris F. Fisher.

                   INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

  The Board of Directors has three standing committees: the Audit and Finance Committee, and the Compensation and Stock Option Committee, both of which are composed of directors who are not employees of the Company, and the Corporate Governance Committee, which is made up of seven non-employee directors and one employee director.

  The functions of the Audit and Finance Committee are to recommend the engagement of the Company's independent auditors; to review with them the plan, scope and results of their audit for each year; to review with the Company's Consulting and Auditing Services department the plan, scope and results of their operations; and to consider and review other matters relating to the financial and accounting affairs of the Company. This committee is composed exclusively of directors who are, in the opinion of the Board of Directors, free from any relationship that will interfere with the exercise of independent judgment as a committee member. The present members of the Audit and Finance Committee are Messrs. Hasler, Schwab and Walker (who is Chairman).

  The functions of the Compensation and Stock Option Committee are to review and approve salaries and other forms of compensation for all corporate and divisional officers; to approve the guaranteeing or granting of loans to certain corporate and divisional officers under the Company's Relocation Loan Plan; to grant stock to selected employees under the Company's stock plan; and to make awards under the Company's annual and long-term incentive plans to key employees. This committee is composed exclusively of directors who have not been eligible to receive stock options or awards under such plan (except for predetermined, formula-based awards, as described below) for a period of at least one year prior to membership on the committee. The present members of the Compensation and Stock Option Committee are Messrs. Bellamy, Bowes, and Lillie (who is Chairman), and Ms. Fjeldstad.

  The functions of the Corporate Governance Committee are to make recommendations to the Board on all matters concerning corporate governance and directorship practices, including the qualifications of officers, directors, candidates for election as directors, the size, composition, compensation and function of the Board of Directors, the functions and duties of the committees of the Board, the effectiveness and procedures of the Board, and succession planning for important Company functions. The present members of the Corporate Governance Committee are Messrs. Bellamy, Bowes, Donald Fisher, Hasler (who is Chairman), Lillie, Schwab and Walker, and Ms. Fjeldstad.

  During the last fiscal year, the Board of Directors held seven meetings, the Compensation and Stock Option Committee held three meetings, the Audit and Finance Committee held two meetings and the Corporate Governance Committee held one meeting. No directors attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held while they were members, and (ii) the total number of meetings held by all Committees of the Board on which they were members.

                           COMPENSATION OF DIRECTORS

  The Company does not pay director fees to directors who are employees of the Company or any affiliated company. Directors who are not employees of or consultants to the Company ("non-employee directors") do not receive any form of direct remuneration other than as described below. In addition, travel expenses to attend meetings of the Board of Directors are reimbursed by the Company. All directors are eligible to receive discounts on Company merchandise.

  Each non-employee director of the Company receives director fees in the form of an annual retainer of $36,000 per year, payable quarterly, which is diminished by $2,500 for each Board and/or Committee meeting day missed.

  Under the Company's 1996 Stock Option and Award Plan, non-employee directors are eligible to receive stock options according to a pre-determined formula, as follows: (i) each new non-employee director automatically receives an option to purchase 10,000 shares at the then-current fair market value; and
(ii) each continuing non-employee director automatically receives an option to purchase 2,500 shares at the then-current fair market value. All non-employee director options are granted on the first business day after each annual meeting of stockholders. The options normally become exercisable three years after the date of grant. Furthermore, non-employee directors may elect to receive all or a portion of their fees in Company stock options.

  Under the Company's Non-Employee Director Deferred Compensation Plan, each non-employee director may elect to forego receipt of his or her annual retainer in exchange for an option to purchase shares of Company Common Stock. Any such option will have an exercise price equal to the then-current fair market value of the stock, a maximum term no longer than seven years, and cover a number of shares to be determined by a widely-used option valuation formula (so that the option has a value equal to the amount of the foregone retainer). Alternatively, the director may elect to receive a stock option for a predetermined number of shares with an exercise price which is discounted to reflect the amount of the foregone retainer.

  The Non-Employee Director Retirement Plan is an unfunded deferred compensation plan which sets mandatory retirement from service on the Board at age 72 and provides for annual benefits if a non-employee director has served on the Board for five consecutive years and is still a director at age 72. The annual benefit payable to an eligible retired director is equal to 75% of the annual retainer fee in effect at the time of the director's retirement. The duration of these annual payments equals the number of years that the director served on the Board. If the director dies before the maximum payment period expires, payments will continue for the life of his or her surviving spouse, or until the end of the maximum payment period, whichever is sooner. In fiscal 1996, the Board of Directors elected to discontinue this plan for future directors. Then-current participants will continue to be eligible for plan benefits, assuming they meet the requirements of the plan; however, the benefit payable will be capped at current levels (i.e., 75% of $36,000).

  In fiscal 1996, Doris Fisher received $24,000 for merchandising services rendered in the course of her employment with the Company. As a Company employee, Mrs. Fisher participates in all benefits which the Company makes available to its employees generally, except for stock-based compensation and bonus programs.

  Information concerning executive officers of the Company who are not also directors is set forth in the Company's annual report on Form 10-K for the fiscal year ended February 1, 1997.

                            EXECUTIVE COMPENSATION

  The following table sets forth compensation paid to, earned by or awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for the periods presented. In addition, the table also sets forth compensation paid to a former executive officer of the Company who would have been among the five most highly compensated executive officers, were it not for the fact that he ceased to be considered an executive officer of the Company in January 1997. The footnotes to the table provide additional information concerning the Company's compensation and benefit programs.

                          SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                       ANNUAL COMPENSATION          COMPENSATION AWARDS
                                 --------------------------------- ---------------------
                                                         OTHER     RESTRICTED SECURITIES
                                                         ANNUAL      STOCK    UNDERLYING  ALL OTHER
        NAME AND          FISCAL                      COMPENSATION   AWARDS    OPTIONS   COMPENSATION
   PRINCIPAL POSITION      YEAR  SALARY($)  BONUS($)     ($)(1)      ($)(2)     (#)(3)      ($)(4)
   ------------------     ------ ---------  --------- ------------ ---------- ---------- ------------
Millard S. Drexler......   1996  1,780,385  1,350,000   135,367            0    120,000      6,037
 President and Chief       1995  1,588,616    314,100   108,831            0  4,062,500     10,100
 Executive Officer         1994  1,449,731    715,000    22,490            0     38,600      7,616
Donald G. Fisher........   1996  1,058,047    787,313   273,219          N/A        N/A      4,886
 Chairman                  1995  1,508,777    299,100   155,812          N/A        N/A     10,008
                           1994  1,450,662    715,000    32,085          N/A        N/A      9,606
Robert J. Fisher........
 Executive Vice            1996    840,940    637,500    86,742            0    100,000      6,485
 President                 1995    694,162    137,500     1,399      840,625  1,034,000      9,782
 Chief Operating Officer   1994    600,940    297,675         0            0     28,000      9,296
John B. Wilson..........   1996    188,098  1,006,750    27,268      597,581    370,000          0
 Executive Vice            1995          0          0         0            0          0          0
 President,                1994          0          0         0            0          0          0
 Chief Administrative
 Officer(5)
Warren R. Hashagen......   1996    311,660    175,000       822            0     24,000      5,450
 Senior Vice President--   1995    275,192     40,000         0      127,750     60,000      8,468
 Chief Financial Officer   1994    249,038    110,000         0      180,750      9,200      7,936
Richard M. Lyons........   1996    728,248    375,000       758            0     88,500      6,623
 Executive Vice            1995    693,240    100,000       329    1,681,250    442,500     10,163
 President--               1994    581,324    288,000         0            0     28,000      9,717
 Brand Development,
 International
 Division(6)

-------
(1) While the named executive officers enjoy certain perquisites, for fiscal years 1994, 1995 and 1996 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus. Except as set forth below, the amounts listed for the named executive officers, if any, represent above-market earnings on deferred compensation payable during the fiscal year but deferred at their election under the Company's Executive Capital Accumulation Plan and/or Executive Deferred Compensation Plan and/or Supplemental Executive Retirement Plan. The amount listed for Mr. Wilson includes relocation expenses reimbursed ($12,602); tax gross-up payments in connection with the reimbursement ($11,812); and below-market interest on a relocation loan ($2,854).
(2) Donald Fisher does not participate in the Company's restricted stock plan. As of the end of fiscal 1996, the aggregate restricted stock holdings for the named executives consisted of 2,294,300 shares worth $65,961,125 at the then-current fair market value (as represented by the closing price of the Company's Common Stock on January 31, 1997), without giving effect to the diminution of value attributable to the restrictions on such stock. Such amount included $57,500,000 for Mr. Drexler (2,000,000 shares), $2,587,500 for
   Robert Fisher (90,000 shares), $583,625 for Mr. Wilson (20,300 shares), $690,000 for Mr. Hashagen (24,000 shares), and $4,600,000 for Mr. Lyons (160,000 shares). Dividends are paid on the restricted shares to the extent payable on the Company's Common Stock generally. Of the named executive officers, only Mr. Wilson received a restricted stock grant in fiscal year 1996, to compensate him for certain unvested stock options at a prior employer. Unless otherwise noted in the following sentences, no shares granted to the named executives vest in less than three years from the date of grant. On October 16, 1996, Mr. Wilson was granted a total of 20,300 shares which will vest in full on October 16, 1997. On May 23, 1995, Mr. Lyons was granted a total of 100,000 shares, vesting as follows: 10,000 shares on March 21, 1998, 40,000 shares on March 21, 1999 and 50,000 shares on March 21, 2000.
(3) Donald Fisher does not participate in the Company's stock option plan.
(4) These amounts represent the Company's contributions to the Company's GapShare Plan for fiscal years 1996, 1995 and 1994.
(5) Mr. Wilson joined the Company in October 1996.
(6) Mr. Lyons' responsibilities were changed significantly in January 1997. He is no longer considered an executive officer of the Company.

  The following two tables set forth certain information regarding stock options granted to, exercised by and held by the executive officers named in the foregoing Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                     INDIVIDUAL GRANTS
                         -------------------------------------------------------------------------
                            NUMBER OF     PERCENT OF                MARKET
                           SECURITIES    TOTAL OPTIONS             PRICE ON               GRANT
                           UNDERLYING     GRANTED TO   EXERCISE OR  GRANT                 DATE
                         OPTIONS GRANTED EMPLOYEES IN  BASE PRICE    DATE   EXPIRATION   PRESENT
NAME                         (#)(1)       FISCAL YEAR   ($/SH)(2)   ($/SH)    DATE(3)  VALUE($)(4)
----                     --------------- ------------- ----------- -------- ---------- -----------
Millard S. Drexler......     120,000          1.9%      $33.0625   $33.0625  05/21/06  $1,464,672
Donald G. Fisher........         N/A          N/A            N/A        N/A       N/A         N/A
Robert J. Fisher........     100,000          1.6%      $33.0625   $33.0625  05/21/06  $1,081,300
John B. Wilson(5).......     300,000          4.8%      $29.4375   $29.4375  10/16/06  $2,888,220
                              70,000          1.1%      $14.7188   $29.4375  10/16/06  $1,212,204
Warren R. Hashagen......      24,000          0.4%      $33.0625   $33.0625  05/21/06  $  259,512
Richard M. Lyons........      88,500          1.4%      $33.0625   $33.0625  05/21/06  $  956,951

-------
(1) Except as noted below for Mr. Wilson, all options granted to the named executive officers during fiscal 1996 will become exercisable in two equal installments three and four years from date of grant. Under the terms of the Company's 1996 Stock Option and Award Plan, the Compensation and Stock Option Committee retains discretion, subject to plan limits, to modify the terms of outstanding options. Donald Fisher does not participate in the Company's stock option plan.
(2) Except as noted below for Mr. Wilson, all options were granted at market value (average of high and low stock prices for the Company's Common Stock as reported in the Western edition of The Wall Street Journal) at date of grant.
(3) All options granted in fiscal 1996 were granted for a term of ten years, subject to termination 90 days following termination of employment in certain events.
(4) This column represents the present value of the options on the grant date using the Black-Scholes option pricing model for the Common Stock, utilizing the following assumptions: five-year stock price volatility of 0.30; dividend yield of 1%; 4.68 to 5.75-year expected option terms; 5.5 to 6.5% risk-free interest rate; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on arbitrary assumptions as to the variables of stock price volatility, future dividend yield and interest rate. For an estimate of the impact of all stock option grants on the Company's financial results using the Black-Scholes valuation method, see note G to the Consolidated Financial Statements in the Company's Annual Report to Stockholders for the fiscal year ended February 1, 1997.

(5) The 300,000 options granted to Mr. Wilson will become exercisable in three equal installments two, three and four years from date of grant. The 70,000 options will become exercisable as follows: 42,000 shares on February 1, 1998 and 28,000 shares on October 16, 1999. These shares were granted at a 50% discount off fair market value to compensate him for certain unvested stock options at a prior employer.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                                   NUMBER OF                   VALUE OF
                                                             SECURITIES UNDERLYING           UNEXERCISED
                                                                  UNEXERCISED                IN-THE-MONEY
                         SHARES ACQUIRED                     OPTIONS AT FY-END(#)        OPTIONS AT FY-END($)
NAME                     ON EXERCISE(#)  VALUE REALIZED($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
----                     --------------- ----------------- ------------------------- ----------------------------
Millard S. Drexler......     80,000          1,800,000         198,600     4,221,100     3,326,288     37,861,459
Donald G. Fisher(2).....        N/A                N/A             N/A           N/A           N/A            N/A
Robert J. Fisher........     10,000            234,375         119,800     1,162,000     1,942,184     11,243,188
John B. Wilson..........          0                  0               0       370,000             0        971,250
Warren R. Hashagen......      4,000             93,875          62,400        93,200     1,142,000        655,488
Richard M. Lyons........     42,400            601,725           7,200       559,000        62,100      5,828,078

-------
(1) Represents the difference between the closing price of the company's Common Stock on January 31, 1997 and the exercise price of the options.
(2) Donald Fisher does not participate in the Company's stock option plan.

        EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  When John B. Wilson joined the Company in October 1996, the Company entered into an arrangement with him providing for the grant of 20,300 shares of restricted stock and options to purchase 370,000 shares (70,000 at a discount). See the tables above entitled "Summary Compensation Table" and "Option Grants in Last Fiscal Year." Mr. Wilson received the restricted stock and a portion of the options to compensate him for certain unvested stock options at a prior employer. Mr. Wilson agreed with the Company that if he receives any acceleration of those stock options ("Accelerated Stock"), then his grant of restricted stock and stock options will be reduced by his pre-tax gain on the Accelerated Stock. For this purpose, Mr. Wilson's pre-tax gain on the Accelerated Stock will be calculated as of the market value on the accelerated vesting date ("Vesting Date"). Fifty percent of the gain (up to a maximum of $1.15 million) will be used to reduce the value of his restricted stock and option grant from the Company by first reducing the number of shares of restricted stock (calculated at their market value on the Vesting Date) and then reducing the number of discounted option shares, until the $1.15 million maximum is recaptured by the Company. In addition, in the event that Mr. Wilson is involuntarily terminated for any reason other than cause within the first 24 months of employment, the Company will provide him with the following protection: (i) one year of severance pay at his then-effective base rate, payments to cease as soon as new employment is effective; (ii) if his termination occurs prior to October 16, 1997, the vesting of his shares of restricted stock which vest in October 1997 will be accelerated to the date of termination; and (iii) if his termination occurs prior to February 1, 1998, the vesting of his discounted options which vest in February 1998 (42,000 shares) will be accelerated to the date of termination.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation and Stock Option Committee of the Board of Directors consists of Ms. Fjeldstad and Messrs. Bellamy, Bowes, and Lillie, all of whom are outside directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation and Stock Option Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to executive officers. The Committee is comprised of the members named below, all of whom are non-employee Directors.

COMPENSATION PHILOSOPHY

  The general philosophy of the Company's compensation program, which has been reviewed and approved by the Committee, is to offer employees competitive compensation opportunities based both on the Company's performance and on the individual's contribution and performance. Corporate and divisional performance are evaluated by reviewing the extent to which financial and strategic goals are met, including such factors as profitability, sales growth and expense control. These performance criteria are reviewed each year to ensure that they are consistent with the Company's mission and strategies. Officers are also given annual goals and their individual performance is evaluated by reviewing progress against these objectives.

  The Company's compensation policies are intended to motivate and reward highly qualified executives for long-term strategic management and the enhancement of stockholder value, to support a performance-oriented environment that rewards achievement of specific internal Company and individual goals, and to attract and retain executives whose abilities are critical to the long-term success and competitiveness of the Company. The program is heavily oriented toward incentive compensation tied to the annual and longer-term financial performance of the Company and to the longer-term return realized by the Company's stockholders.

  There are three main components in the Company's executive compensation program:

  . Base Salary

  . Annual Incentives

  . Long-Term Incentives

BASE SALARY

  Executive officers' salaries have been targeted at or above the average rates paid by competitors to enable the Company to attract, motivate, reward and retain highly skilled executives. The Committee believes that the historical growth in the Company's revenues, stores and profitability has made the Company a target for other companies seeking employees and that, therefore, these rates are necessary to retain key officers. The Committee reviews the performance of and approves salaries for the Chief Executive Officer and the executive officers on an annual basis, generally in the first quarter.

  The Committee believes that the market for retailing executives, and thus the relevant competitive data, includes a broader group of companies than that shown in the stock price performance graph presented in this proxy statement on page 12. Thus, in reviewing the 1996 salaries for executive officers, the Committee examined salary increase surveys for specialty retail and general industry groups which were prepared by national consulting companies. Salaries were adjusted based on actual individual job performance and/or changes in a person's duties and responsibilities.

  Mr. Drexler's base salary for fiscal year 1996 was $1,800,000, representing an increase of 7% over the prior year. In setting the Chief Executive Officer's 1996 salary, the Committee considered the Company's 1995 results, future objectives and challenges, and Mr. Drexler's individual performance and contributions. The Company's 1995 performance was judged by the Committee to be below expectations but good compared to industry/competitor results. The Committee reviewed in detail Mr. Drexler's achievement of his 1995 goals and his individual contributions to the Company. The Committee concluded that he had achieved his 1995 goals and had provided a leadership role in achieving the Company's three strategic priorities for 1995: growing earnings, enhancing employee performance and satisfaction, and exceeding customers' expectations. The Committee also considered Mr. Drexler's decisive management of operational and strategic issues, his drive to reinforce a culture of innovation and his ability and dedication to enhance the long-term value of the Company for the stockholders. The Committee believes that Mr. Drexler has continued to provide the leadership and vision that he has provided throughout his 14-year tenure as a Company executive, during which, on a compound annual growth basis, the Company's earnings increased by 26%, sales by 19% and market value by 34%. In making its salary decisions with respect to Mr. Drexler, the Committee exercised its discretion and judgment based on the above factors, and no specific formula was applied to determine the weight of each factor.

ANNUAL INCENTIVE BONUS

  Annual incentive bonuses for executive officers are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company.

  To carry out this philosophy, the Company has implemented a performance-based Executive Management Incentive Cash Award Plan (Executive MICAP), in which executive officers are measured solely on Company performance targets. As a pay-for-performance plan, the Executive MICAP is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific corporate and/or divisional financial goals. Specific measurements are chosen each year among earnings, sales growth and volume, return on assets, and/or return on equity; and threshold, target and maximum payout levels are established to reflect the Company's objectives. These goals and the potential bonuses are reviewed and approved by the Committee in the first quarter of each year. Under the 1996 guidelines adopted by the Committee, executive officers were eligible to receive between 16.6% and 75% of their salary as a bonus, depending on actual earnings performance compared to target earnings goals set for each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the growth potential of a division, the extent to which earnings goals were achieved, and the grade level of the officer.

  The Company's 1996 performance was judged by the Committee to be excellent. The Company achieved record earnings and surpassed its financial goals for the year. As a result, the Chief Executive Officer and other named executive officers received annual incentive bonuses for 1996 which aggregated $3,482,563 and which were at maximum levels.

  The Chief Executive Officer was eligible to receive between 16.6% and 75% of his base salary as a bonus under the 1996 guidelines adopted by the Committee. Because the Company exceeded its goals and achieved superior results, the actual bonus received by Mr. Drexler was 75% of his base salary.

  The Committee believes that the Executive MICAP program provides an excellent link between annual results and the incentives paid to executives.

LONG-TERM INCENTIVES

  Long-term incentives represent over half the total income opportunity for executive officers. These incentives create a direct linkage between executive rewards and increased stockholder value by delivering approximately 50% of the compensation opportunity through stock options and 50% through a cash performance plan with three-year overlapping performance cycles. This compensation program is designed to balance Company performance, individual performance and individual risk.

  The Committee believes that executive officers and other key employees should have significant ownership of the Company's stock. Notably, all executive officers as a group own approximately 29.8% of the outstanding shares of Common Stock. In particular, Mr. Donald Fisher, the Company's founder and Chairman, owns jointly with his wife Doris Fisher approximately 23.9% of the outstanding shares.

 Long-Term Performance Plan

  In order to emphasize its compensation philosophy oriented to longer-term results, the Company has implemented an Executive Long-Term Cash Performance Plan (ELCAPP), in which officers are measured and compensated on Company and/or business unit performance targets. A three-year performance cycle is established each year, with participants receiving a cash payout if certain minimum, target or maximum predetermined performance goals are achieved at the end of the cycle. As a pay-for-performance plan, the ELCAPP is intended to motivate and reward executive officers by directly linking the amount of any cash bonus to specific corporate and/or divisional long-term financial goals. Specific measurements are chosen each year for each successive three-year cycle. The type of measurements include comparable store sales, earnings, return on equity, return on net assets, return on invested capital, sales volume and total sales. Threshold, target and maximum payout levels are established to reflect the Company's objectives. These goals and the potential amounts of executive officer bonuses are reviewed and approved by the Committee in the first quarter of each year. Under the 1997 guidelines adopted by the Committee, executive officers will be eligible to receive between 30% and 100% of their salary as a bonus, depending on actual performance compared to target goals set for each division. Actual bonus amounts are calculated within this range pursuant to a set formula which takes into account the growth potential of a division, the extent to which earnings goals were achieved, and the grade level of the officer. Because the ELCAPP was established in 1996, no payouts have yet been made under the plan for the 1996-98 cycle.

 Stock Option and Award Plan

  The Committee has the power to grant both stock options and restricted stock under the Company's 1996 Stock Option and Award Plan. With respect to executive officers, it has been the Committee's practice to grant stock options on an annual basis, usually in the first quarter. Generally, the options vest in two equal installments three and four years from date of grant and executives must be employed by the Company at the time of vesting in order to exercise the options. The Committee has discretion to grant discounted stock options and it has done so when it felt it was necessary to attract and/or retain key executives. The Committee believes that stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. The Company's stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price, that is, only to the extent that stockholders as a whole have benefitted.

  In order to determine the appropriate number of options to be granted to its executive officers, in 1996 the Company relied on competitive guidelines prepared by an independent outside compensation consultant based on practices for a wide array of companies in a large number of industries. The consultant was solely responsible for the criteria used to select the companies included in the comparison group. The calculations underlying these guidelines are based on the grant value of the option (i.e., number of shares times the exercise price) in relation to the employee's salary and performance level. The Company's actual 1996 option grants to executive officers were in line with those ranges. The size of each grant was based on a range of potential shares (high, medium, low) for each eligible employee's salary level. Actual shares awarded were based on the score obtained by eligible employees on their yearly individual performance evaluation. No consideration was given to the amount of shares previously granted to executive officers.

  In 1996, Mr. Drexler was granted options to purchase 120,000 shares at market value at the date of grant. The shares become exercisable in two equal installments three and four years from date of grant. This grant is consistent with the Committee's philosophy that at-risk compensation should comprise a significant part of an executive's overall compensation.

  In the past, restricted stock grants were also a significant part of the Company's long-term incentives. Under the new guidelines set by the Committee in fiscal year 1996, restricted stock was de-emphasized as a long-term compensation vehicle for executives, in favor of a combination of the long-term performance plan and stock options and was refocused as a tool for recruiting and retaining key employees. Generally, restrictions on the shares lapse in three to five years from the grant date and the employee must be employed by the Company on the date the restrictions lapse in order to receive the stock. The ultimate value of any restricted stock received varies based both on the amount of dividends which may be paid and on the value of the stock at the time when shares vest.

  Mr. Drexler was not granted any restricted stock during fiscal year 1996.

IMPACT OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

  The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on its compensation plans and has determined that it is the Company's preference to qualify to the maximum extent possible its executives' compensation for deductibility under applicable tax laws. The Company's compensation plans have been designed to permit the Committee to grant awards (other than restricted stock) which qualify for deductibility under Section 162(m).

  In addition, to allow for full deductibility of base salaries, those Named Executive Officers whose base salaries exceed the $1,000,000 limit have in the past deferred that portion of their compensation above the limit under either or both of the Company's nonqualified deferred compensation plans, the Executive Capital Accumulation Plan and the Executive Deferred Compensation Plan.

                                       John M. Lillie (Chairman)
                                       Adrian D. P. Bellamy
                                       John G. Bowes
                                       Lucie J. Fjeldstad

                               PERFORMANCE GRAPH

  The graph below compares the percentage changes in the Company's cumulative total stockholder return* on its Common Stock for the five-year period ended February 1, 1997, with the cumulative total return of the S&P 500 Index and the Dow Jones Retailers-All Specialty Index.

                       [PERFORMANCE GRAPH APPEARS HERE]

The following chart represents data points on the performance graph which appears in the printed version of the proxy.

                         Cumulative Total Return
               1/92    1/93     1/94     1/95     1/96     1/97
Gap Inc.        100      65       81       63       93      114
S&P 500         100     111      125      125      174      220
DJ Retailers    100     115      109      113      120      144
All Specialty Index

-------
* Total return assumes quarterly reinvestment of dividends.

                         OTHER REPORTABLE TRANSACTIONS

  The Company has an agreement with Fisher Development, Inc. ("FDI"), which is wholly owned by Robert S. Fisher, the brother of Donald G. Fisher, the Chairman and a principal stockholder of the Company. The agreement, which is reviewed annually by the Audit and Finance Committee of the Board of Directors, sets forth the terms under which FDI may act as general contractor in connection with the Company's construction activities. During the 1996 fiscal year, FDI supervised the construction of new store leasehold improvements for 177 stores, expansions of 38 stores, and remodels of existing stores and administrative offices. The total cost of such construction was $111,871,000, including profit and overhead costs of $10,751,000 paid by the Company to FDI relating to this construction.

  Robert J. Fisher and William S. Fisher, adult sons of Donald G. and Doris F. Fisher, are employed as: Executive Vice President and Chief Operating Officer of the Company; and President, International Division of the Company, respectively. Robert J. Fisher is also a director of the Company. William S. Fisher was paid a salary and bonus of $652,706 during the 1996 fiscal year; Company contributions to his account under GapShare for fiscal year 1996 amounted to $5,707.

  Comparable transactions with the persons described above are expected to continue during the current fiscal year.

  Pursuant to the Company's Relocation Loan Plan, on November 30, 1996, the Company made a $550,000 loan to Mr. Wilson at the interest rate of 3% per year, secured by a second mortgage on his home and by the stock granted to him under the Company's 1996 Stock Option and Award Plan. The loan is payable in full on November 25, 2001, or earlier upon termination of employment. Mr. Wilson is also required to apply a prorata share of the proceeds of any sale of stock options to decrease the amount of this loan. Interest on the loan is payable via bi-weekly payroll deductions. The amount outstanding on April 15, 1997 with respect to this loan was $550,000.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from February 4, 1996 to February 1, 1997, all filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that in February 1997 Mr. Hashagen reported on a Form 4 filed two days late one transaction involving a stock option exercise and sale of the underlying stock.

                                PROPOSAL NO. 2
                       SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Deloitte & Touche LLP as independent auditors for the Company for the fiscal year ending January 31, 1998. Deloitte & Touche LLP has acted as auditors for the Company since 1972. Although action by the stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the stockholders of the Company. If the stockholders fail to approve the selection of such auditors, the Board of Directors will reconsider the selection.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

  Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and available to make statements to, and respond to appropriate questions of, stockholders.

                                OTHER BUSINESS

  The Company's management is not aware of any other matters to come before the meeting. If any matter not mentioned herein is properly brought before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                           PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the next annual meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before December 1, 1997. Proposals should be addressed to the Company's Secretary at One Harrison Street, San Francisco, California 94105.

                                       By Order of the Board of Directors,

                                       /s/ANNE B. GUST
                                       ---------------
                                       Anne B. Gust
                                       Secretary

                                 THE GAP, INC.
                                 -------------
                 ANNUAL MEETING OF STOCKHOLDERS - MAY 20, 1997
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Donald G. Fisher, Warren R. Hashagen and Anne B. Gust, or any of them, each with full power of substitution, as proxies to vote all shares of common stock of The Gap, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 20, 1997, and any postponements and adjournments thereof, on all matters properly coming before the meeting.

      IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL
                                                                     ---
NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, AND, WITH RESPECT TO ANY
                                     ---
OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.


                                 THE GAP, INC.
        PLEASE MARK IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY


1.   Election of Directors, Nominees:                 FOR   WITHHOLD    FOR ALL
     Adrian D. P. Bellamy, John G. Bowes,             ALL      ALL     EXCEPT AS
     Millard S. Drexler, Donald G. Fisher,                               LISTED
     Doris F. Fisher, Robert J. Fisher,
     Lucie J. Fjeldstad, William A. Hasler,
     John M. Lillie, Charles R. Schwab, Brooks Walker, Jr.

     ____________________________________________

2.   Ratify the appointment of Deloitte & Touche LLP      FOR  AGAINST  ABSTAIN
     as independent auditors.

Date: ___________________________________________, 1997


_______________________________________________________
(Signature)

_______________________________________________________
(Signature)

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as Attorney, executor, administrator, trustee or guardian, please give full title as such.